Exhibit 99.1


                                                                   News Release
                                                                   FOR IMMEDIATE
                                                                   RELEASE
Contacts: Chuck Coppa, CFO
          GreenMan Technologies, 781/224-2411
          www.greenman.biz


                           GreenMan Technologies, Inc.
                      Reports Fiscal 2005 Year End Results


      LYNNFIELD, Massachusetts - April 10, 2006-- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 20 million scrap tires per year in the United States, today announced results for its fiscal year ended September 30, 2005.

      Chuck Coppa, GreenMan's Chief Financial Officer stated, " As previously released on January 4, 2006, due to the magnitude of the operating losses incurred by our Georgia and Tennessee subsidiaries during fiscal 2005, the anticipated financial impact of the pending divestiture of our Georgia operations and the write-off of corporate-wide goodwill, we estimated the aggregate net loss for the fiscal year ended September 30, 2005 to be between $14 and $15 million as compared to approximately $2.6 million for the year ended September 30, 2004. Today we announce a net loss of $15,173,000 for the fiscal year ended September 30, 2005 (including a loss relating to discontinued operations of $11,119,000; the non-cash write-off of $1,362,000 of goodwill and approximately $1,548,000 of non-cash deferred financing charges, in aggregate $14,029,000) as compared to a net loss of $2,645,000 for the fiscal year ended September 30, 2004 (including a loss relating to discontinued operations of $2,067,000 and approximately $407,000 of non-cash deferred financing charges, in aggregate $2,474,000)".

      Mr. Coppa, added, " We are in the process of finalizing remaining open items and intend to file our Form 10-KSB for the fiscal year ended September 30, 2005 within the next five days and our Form 10-QSB for the quarter ended December 31, 2005 within the next ten days. Please join us on Thursday, April 20, 2006 at 11:30 AM EST for a conference call in which we will discuss the results for fiscal 2005 and the quarter ended December 31, 2005 and provide more details about actions which have been taken and are in the process of being taken to accelerate GreenMan's financial turnaround including our initiatives to address the going-concern opinion issued by the our auditors on the September 30, 2005, audited financial statements. To participate, please call 1-800-946-0782 and ask for the GreenMan call."


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits of , product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended June 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.

GreenMan Technologies, Inc. Press Release
April 10, 2006                                                            Page 2
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        In September 2005, due to the magnitude of continued operating losses, our Board of Directors approved separate plans to divest the operations of our Georgia and Tennessee subsidiaries and dispose of their respective assets. Accordingly, we have classified their respective results of operations as discontinued operations for all periods presented in the accompanying consolidated financial statements.

Fiscal Year ended September 30, 2005 Compared to Fiscal Year ended September 30, 2004

      Net sales from continuing operations for the fiscal year ended September 30, 2005 were $22,075,000, a 16 percent increase, compared to last year's net sales from continuing operations of $19,115,000. Our continuing operations processed approximately 18.3 million passenger tire equivalents during the fiscal year ended September 30, 2005, compared to approximately 17.5 million passenger tire equivalents during the fiscal year ended September 30, 2004. The increase in revenue was attributable to an 18 percent increase in overall product revenues, a 5 percent increase in inbound scrap tires volume and a 4 percent increase in overall tipping fees per passenger tire. Included in the fiscal 2005 results were approximately $827,000 of revenue and 875,000 passenger tire equivalents associated with an Iowa scrap tire cleanup project which was completed during fiscal 2005.

      Overall end product sales increased 18 percent or $1,222,000 to $7,857,000 during the fiscal year ended September 30, 2005, compared to $6,635,000 for the same period last year. The increase in end product sales is attributable to stronger crumb rubber and tire-derived fuel sales during the fiscal year ended September 30, 2005.

      Gross profit for the fiscal year ended September 30, 2005 was $3,603,000 or 16 percent of net sales, compared to $3,908,000 or 20 percent of net sales for year ended September 30, 2004. Our cost of sales increased $3,265,000 or 21 percent primarily due to increased collection costs, reduced processing capacity and equipment reliability issues at our California facility as well as unforeseen decreases in inbound tire volumes in California due to severe weather conditions during the first half of fiscal 2005.

      Selling, general and administrative expenses for the fiscal year ended September 30, 2005 increased $286,000 to $3,459,000 or 16 percent of net sales, compared to $3,173,000 or 17 percent of net sales for the fiscal year ended September 30, 2004. The increase was primarily attributable to increased outside professional expenses and travel.

      During June 2005 our Wisconsin subsidiary reached an agreement with the lessor of certain transportation equipment to buy-out the remaining term of the lease and recorded a $57,000 impairment loss associated with writing down the assets to their estimated fair market value. In addition, due to the magnitude of the fiscal 2005 losses, management determined that the carrying value of corporate-wide goodwill to be impaired and accordingly wrote-off all remaining goodwill recording an additional non-cash impairment loss of $1,362,000.

      As a result of the foregoing, we had and operating loss of $1,275,000 for the fiscal year ended September 30, 2005 as compared to an operating profit of $735,000 for the fiscal year ended September 30, 2004.

GreenMan Technologies, Inc. Press Release
April 10, 2006                                                            Page 3
--------------------------------------------------------------------------------


      Interest and financing costs for the fiscal year ended September 30, 2005 increased $1,000,000 to $2,409,000 (including $1,548,000 of non-cash deferred financing costs), compared to $1,409,000 (including $407,000 of non-cash deferred financing costs) during the fiscal year ended September 30, 2004. The increase is primarily attributable to increased non-cash deferred financing associated with the Laurus credit facility and an increase in borrowing rates. During the fiscal year ended September 30, 2004 we also recorded other income of approximately $90,000 relating to a settlement for damaged product.

      Based on the magnitude of our fiscal 2005 losses, we determined the near-term realizability of a $270,000 non-cash deferred tax asset to be uncertain and therefore have provided a valuation allowance on the entire amount during the fiscal year ended September 30, 2005.

      As a result of the foregoing, our net loss from continuing operations for the fiscal year ended September 30, 2005 increased $3,477,000 to $4,054,000 or $.21 per basic share, compared to a net loss of $578,000 or $.03 per basic share for the fiscal year ended September 30, 2004. The estimated loss on disposal of discontinued operations of $5,966,000 includes approximately $1,335,000 relating to our Tennessee operations and approximately $4,631,000 in connection with our Georgia facility. Losses primarily relate to the write-off of property, equipment, goodwill, an acquisition deposit and costs of exit activities.

      Our loss from discontinued operations increased $3,086,000 to $5,153,000 for fiscal year ended September 30, 2005 as compared to a net loss from discontinued operations of $2,067,000 for last year.

      Our net loss for the fiscal year ended September 30, 2005 increased $12,528,000 to $15,173,000 as compared to a net loss of $2,645,000 for the fiscal year ended September 30, 2004.

                                                                 Continued......

GreenMan Technologies, Inc. Press Release
April 10, 2006                                                            Page 4
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--------------------------------------------------------------------------------
Condensed Consolidated Statements of Operations
--------------------------------------------------------------------------------

                                                                           Year Ended
                                                                  September 30,   September 30,
                                                                       2005            2004
                                                                  -------------   -------------

Net sales ......................................................   $ 22,075,000    $ 19,115,000
Cost of sales ..................................................     18,472,000      15,207,000
                                                                   ------------    ------------
Gross profit ...................................................      3,603,000       3,908,000
                                                                   ------------    ------------
Operating expenses:
    Selling, general and administrative ........................      3,459,000       3,173,000
    Impairment loss - goodwill .................................      1,362,000              --
    Impairment loss - long lived assets ........................         57,000              --
                                                                   ------------    ------------
                                                                      4,878,000       3,173,000
                                                                   ------------    ------------
Operating income (loss) from continuing operations .............     (1,275,000)        735,000
Other (expenses) income, net ...................................     (2,504,000)     (1,313,000)
                                                                   ------------    ------------
Loss from continuing operations before income taxes ............     (3,779,000)       (578,000)
Provision for income taxes .....................................       (275,000)             --
                                                                   ------------    ------------
Loss from continuing operations ................................     (4,054,000)       (578,000)
Discontinued operations
    Loss on disposal of discontinued operations ................     (5,966,000)             --
    Loss from discontinued operations ..........................     (5,153,000)     (2,067,000)
                                                                   ------------    ------------
                                                                    (11,119,000)     (2,067,000)
                                                                   ------------    ------------
Net loss .......................................................   $(15,173,000)   $ (2,645,000)
                                                                   ============    ============

Loss from continuing operations per share - basic ..............   $      (0.21)   $      (0.03)
Loss on disposal of discontinued operations per share - basic ..          (0.31)             --
Loss from discontinued operations per share - basic ............          (0.27)          (0.12)
                                                                   ------------    ------------
Net loss per share .............................................   $      (0.79)   $      (0.15)
                                                                   ============    ============

Weighted average shares outstanding ............................     19,189,000      17,173,000
                                                                   ============    ============

--------------------------------------------------------------------------------
Condensed Consolidated Balance Sheet Data
--------------------------------------------------------------------------------

                                                                   September 30,   September 30,
                                                                        2005            2004
                                                                   -------------   -------------

                                           Assets
Current assets ..................................................   $  4,041,000    $ 4,853,000
Property, plant and equipment (net) .............................      6,342,000      7,542,000
Goodwill (net) ..................................................             --      1,362,000
Other assets ....................................................        699,000      1,618,000
Assets related to discontinued operations .......................      2,038,000      8,246,000
                                                                    ------------    -----------
                                                                    $ 13,120,000    $23,621,000
                                                                    ============    ===========

                      Liabilities and Stockholders' Equity

Current liabilities .............................................   $ 10,065,000    $ 7,712,000
Notes payable, non-current ......................................      4,739,000      6,267,000
Capital lease obligations, non-current ..........................      1,369,000      1,577,000
Deferred gain on sale leaseback .................................        380,000        419,000
Liabilities related to discontinued operations ..................      5,253,000      4,259,000
Stockholders' equity (deficit) ..................................     (8,686,000)     3,387,000
                                                                    ------------    -----------
                                                                    $ 13,120,000    $23,621,000
                                                                    ============    ===========